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                                                                Exhibit 10f


                              EMPLOYMENT AGREEMENT



This Employment Agreement ("Agreement") is made July __, 1995 between Ameritech Corporation ("Company"), a Delaware corporation, and Barry K. Allen ("Employee").

In consideration of the mutual promises contained herein the Parties agree as follows:

         1. Employment of Employee. Company hereby employs Employee, and Employee hereby accepts employment with Company, as President of Ameritech Enhanced Business Services, commencing on August 1, 1995 ("Hire Date"). Employee agrees to devote his full business attention and time to the business affairs of the Company and its affiliates and to faithfully and efficiently perform his duties.

         2. Compensation of Employee. Employee shall be compensated for his services as follows:

                  (a) Company will pay Employee an annual base salary of $275,000, payable in 12 monthly installments. This base salary shall be subject to review and adjustment in accordance with the Company's customary practice with respect to its Corporate Resources.

                  (b) Employee is eligible for a short term (annual) incentive bonus of $175,000, at target. Employee acknowledges, understands and agrees that the actual payout of this bonus can range from 0% to 150% depending upon the Company's performance against established objectives. Employee further acknowledges, understands
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and agrees that this award shall be prorated to reflect actual number of months worked in 1995. This short term incentive bonus shall be subject to review and adjustment in accordance with the Company's customary practice with respect to its Corporate Resources.

                  (c) Employee is eligible to participate in Company's long term incentive plans, subject to approval by the Board of Directors of Company. Although Company has not finalized the specifics of the long term incentive plan for Employee, Company anticipates that the next grant under the long term incentive plans will be made in January 1996 and will be in the form of stock options with dividend equivalents. Employee acknowledges, understands and agrees that any grant to Employee under Company's long term incentive plan for 1996 and subsequent years is subject to the sole and complete discretion of Company's Board of Directors.

         3. Additional Benefits. During his employment, Employee will be entitled to participate in the pension, welfare benefit and fringe benefit plans and programs then maintained by the Company for its management employees, all in accordance with their terms.

         4. Special Bonus Payment. Employer shall pay Employee a special bonus in an amount equal to fifty percent (50%) of the gross amount Employee is required to pay to Marquette Electronics ("Marquette") for partial repayment of the sign-on bonus paid to Employee by Marquette when Employee joined Marquette. Employee shall provide Company with such written evidence of such repayment as Company shall reasonably request. Such special bonus shall be paid by Company within 20 days after its receipt of such evidence. The full amount of such special bonus shall be repaid to Company by Employee in the event that Employee voluntarily terminates his employment with

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Company, or if Company terminates Employee for cause or unsatisfactory performance, prior to the fifth anniversary of the Hire Date.

         5. Life Insurance. Company will assume the obligations of the employer under the Split-Dollar Life Insurance and Collateral Assignment Agreements for life insurance policies for Employee originally purchased under Company's Key Management Life Insurance and Estate Preservation Plans and subsequently transferred to and assumed by Marquette in connection with Employee's employment by Marquette. Company will make a supplemental premium payment in respect of such policies in an amount equal to the amount which is recoverable by Marquette in respect of such policies as a result of termination of Employee's employment with Marquette. Employee shall use his best efforts to provide Company with such written evidence of the amount so recoverable by Marquette as Company shall reasonably request.

         6. Supplemental Pension Benefit. If Employee retires from employment with Company at a time when he would have been eligible for a "service pension" under Company's pension plans as they existed immediately prior to May 1, 1995, Company shall pay to Employee a supplemental pension benefit in an amount equal to the difference between (A) the pension benefit to which Employee would have been entitled at the time of his retirement, calculated under the pension formula in Company's pension plans immediately prior to May 1, 1995 and adjusted for amounts previously paid to Employee under Company's pension plans, and (B) the amount actually payable to Employee under the Company's pension plan at the time of his retirement. Employee acknowledges, understands and agrees that for purposes of Company's pension plans and the supplemental pension benefit provided for herein, Employee's prior service with the

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Company will not be credited or "bridged" unless and until Employee has five (5)
years of service subsequent to the Hire Date.

         7. Termination of Employee. Employee acknowledges, understands and agrees that he is an at will employee and the Company may terminate his employment with or without cause. If Company terminates Employee other than for cause or unsatisfactory performance prior to the time when he would have been eligible for a "service pension" under Company's pension plans as they existed immediately prior to May 1, 1995, Company shall pay Employee a severance payment equal to the difference between (A) the pension benefit to which Employee would have been entitled if he had remained employed by Company to the date on which he would have become eligible for such a "service pension", calculated under the pension formula in the Company's pension plans immediately prior to May 1, 1995 and adjusted for amounts previously paid to Employee under Company's pension plans and (B) the amount actually payable to Employee under the Company's pension plans at the time of his termination. If Employee voluntarily terminates his Employment, or if Company terminates Employee for cause or unsatisfactory performance, then Company shall have no further obligations to Employee under this Agreement.

         8. For Cause Defined. For purposes of this Agreement, termination for cause shall mean termination of Employee's employment for misconduct, acts involving theft or dishonesty, criminal acts, acts involving moral turpitude, insubordination, absenteeism, or violation of Company's Code of Conduct.

         9. Confidentiality. During his employment, Employee agrees not to divulge or appropriate to his own use or the use of others any secret, proprietary or confidential information or knowledge pertaining to the business of Company, or any of its subsidiaries

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or affiliates, obtained by Employee while he was employed by the Company or its subsidiaries or affiliates. Upon termination of his employment, Employee agrees to immediately deliver to the General Counsel of the Company all papers, documents and other materials containing such information and all other corporate papers, documents and other materials wherever retained.

         10. Remedies. Employee acknowledges that the Company would be irreparably harmed by a violation of the preceding paragraph and agrees, that in addition to any other remedy the Company may have, that the Company will be entitled to an injunction restraining Employee from any actual or threatened breach of that paragraph, an accounting of all profits or benefits arising from such breach and any other appropriate remedy without any bond or other security being required.

         11. Waivers. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is consented to in writing by the Parties. The waiver of either Party of a breach of any term of this Agreement shall not operate or be construed as a waiver of any other breach of this Agreement.

         12. Amendment and Termination. This Agreement may be amended or terminated by the mutual consent of the Parties.

         13. Death of Employee. If Employee dies during his Employment with Company, then Company shall have no further obligations to Employee under the terms of this Agreement.

         14. Notice. Any notice required to be given by Company under this Agreement will be sufficient if it is in writing and is sent by registered mail to Employee at his principal office or residence.

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         15. Successors and Assigns. This Agreement will be binding upon, and insure to the benefit of, the Company, its successors and assigns.

         16. Counterparts. This Agreement may be executed in two or more counterparts, any one of which shall be deemed the original without reference to the others.

         17. Choice of Law. The provisions of the Agreement shall be construed in accordance with the internal laws (and not the law of conflicts) of the state of Illinois.


/s/ Barry K. Allen                          AMERITECH CORPORATION
------------------------
    Barry K. Allen


                                            BY: /s/ Richard C. Notebaert
                                               -----------------------------
                                                    Richard C. Notebaert
                                            ITS:    Chairman and
                                                    Chief Executive Officer








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